Exhibit 4.4

GLOBAL CROSSING (UK) FINANCE PLC

$200,000,000 Dollar Notes Due 2014

£105,000,000 Pound Notes Due 2014

Purchase Agreement

Goldman, Sachs & Co.

Goldman Sachs International

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

Global Crossing (UK) Finance PLC, a public limited company organized under the laws of the United Kingdom (the “Issuer”), proposes to issue and sell (the “Offering”) to Goldman, Sachs & Co. (the “Initial Purchaser” or the “Representative”), $200.0 million principal amount of its 10.75% notes due 2014 (the “Dollar Notes”) and £105.0 million principal amount of its 11.75% notes due 2014 (the “Pound Notes” and, together with the Dollar Notes, the “Notes”). The obligations of the Issuer under the Indenture (as hereinafter defined) and the Notes will be guaranteed (the “Guarantee”) by Global Crossing (UK) Telecommunications Limited (the “Guarantor”). The Notes and the Guarantee are hereinafter referred to as the “Securities.” The Securities are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date, between the Issuer, the Guarantor and The Bank of New York, as trustee (the “Trustee”). The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”), to be dated as of the Closing Date, between the Issuer, the Guarantor and the Initial Purchaser, pursuant to which the Issuer will agree to register the Securities under the Act subject to the terms and conditions therein specified. To the extent there are no additional parties listed on Schedule I other than you, the term Representative as used herein shall mean you as the Initial Purchaser, and the terms Representative and Initial Purchaser shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 18 hereof.

In connection with the Offering, the Guarantor will refinance the Existing STT Notes and the STT Bridge Facility (the “Restructuring”). The Offering and the Restructuring are herein referred to as the “Transactions.”

The offer and sale of the Securities to the Initial Purchaser will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Issuer has prepared a preliminary offering memorandum, dated December 10, 2004 (as amended or supplemented at the date thereof, including any and all exhibits thereto, the “Preliminary Memorandum”), and a final offering memorandum, dated December 20 (as amended or supplemented at the Execution Time, including any and all exhibits thereto, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Issuer and the Securities. The Issuer hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchaser.

1. Representations and Warranties. Each of the Issuer and the Guarantor represents and warrants to the Initial Purchaser as set forth below in this Section 1.

(a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time and on the Closing Date the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and the Guarantor make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuer and/or the Guarantor by or on behalf of the Initial Purchaser through the Representative specifically for inclusion therein.

(b) None of the Issuer, its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(c) None of the Issuer, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchaser and anyone acting on their behalf as to which no representation is made) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Issuer, its Affiliates and each person acting on its or their behalf (other than the Initial Purchaser and anyone acting on their behalf as to which no representation is made) has complied with the offering restrictions requirement of Regulation S.

(d) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(e) The Issuer has been advised by the NASD’s PORTAL Market that the Securities have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

(f) No registration under the Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchaser in the manner contemplated herein and in the Final Memorandum.

(g) The Issuer is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, an “investment company” as defined in the Investment Company Act, without taking account of any exemption arising out of the number of holders of the Issuer’s securities.

(h) The Issuer is not and does not expect to become a “passive foreign investment company” as defined in Section 1297 of the Internal Revenue Code pf 1986, as amended, and the regulations, promulgated thereunder.

(i) The Issuer has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuer (except as contemplated in this Agreement).

(j) The Issuer has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(k) Each of the Issuer and the Guarantor and their subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing as a corporation under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification.

(l) The statements in the Final Memorandum under the headings “Tax Considerations”, “Description of the Notes”, “Registered Exchange Offer; Registration Rights Agreement”, “Business-Litigation”, “Description of Certain Parent Securities” and “Regulation” fairly summarize in all material respects the matters therein described.

(m) This Agreement has been duly authorized, executed and delivered by the Issuer and the Guarantor; the Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by each of the Issuer and the Guarantor, will constitute a legal, valid, binding instrument enforceable against each of the Issuer and the Guarantor in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser, will have been duly executed and delivered by the Issuer and will constitute the legal, valid and binding obligations of each of the Issuer and the Guarantor entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Registration Rights Agreement has been duly authorized by the Issuer and the Guarantor and, when executed and delivered by the Issuer and the Guarantor, will constitute the legal, valid, binding and enforceable instrument of each of the Issuer and the Guarantor (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity), provided that the enforceability of rights to indemnification and contribution thereunder may be limited by federal and state securities laws and public policy considerations underlying such laws.

(n) The Security Agreements, once executed, delivered and following the giving of all necessary notices and the completion of all necessary filings and registrations, are effective to create in favor of the Collateral Agent, for its benefit and the benefit of holders of the Securities, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreements), shall constitute a fully perfected pledge of, or security interest in, all right, title and interest of the grantor thereunder in such Collateral to the extent such pledge or security interest can be perfected by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person and enforceable against the Guarantor in accordance with its terms.

(o) Subject to compliance by the Initial Purchaser with the representations and warranties and agreements set forth herein, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the Transactions, the Indenture or the Registration Rights Agreement, except such as may be required (i) under the blue sky laws of any jurisdiction in which the Securities are offered and sold, (ii) by the Irish Stock Exchange and, (iii) in the case of the Registration Rights Agreement, such as will be obtained under the Act and the Trust Indenture Act.

(p) None of the execution and delivery of the Indenture, this Agreement or the Registration Rights Agreement, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or the Guarantor or any of their subsidiaries pursuant to, (i) the articles of association or by-laws of either the Issuer or the Guarantor; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or the Guarantor is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or the Guarantor or any of its or their properties; except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, violations or impositions that would not reasonably be expected to have (A) a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Issuer and the Guarantor and their subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”) or (B) a material adverse effect on the validity of the Securities or the consummation of any of the transactions contemplated herein or therein.

(q) The historical financial statements and schedules of the Guarantor and its consolidated subsidiaries included in the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Issuer and the Guarantor as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles in the United Kingdom applied on a consistent basis throughout the periods involved (except as otherwise noted therein); summary financial data set forth under the caption “Summary Historical Financial Data” and the selected financial data set forth under the caption “Selected Historical Financial Data” in the Final Memorandum present fairly in all material respects, on the basis stated in the Final Memorandum, the information included therein.

(r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Issuer or the Guarantor, threatened that (i) could reasonably be expected to have a Material Adverse Effect on the performance of this Agreement, the Indenture or the Registration Rights Agreement, or the consummation of any of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect on the Issuer or the Guarantor, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(s) Each of the Guarantor and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(t) Neither the Guarantor nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Guarantor or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Guarantor or such subsidiary or any of its properties, as applicable; except in the case of clauses (ii) and (iii) above, where such violation or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(u) Deloitte & Touche LLP who has certified certain financial statements of the Guarantor and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Final Memorandum, are independent public accountants with respect to each of the Issuer and the Guarantor in accordance with local accounting rules.

(v) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Issuer of the Securities.

(w) Each of the Issuer and the Guarantor has filed all non-U.S., U.S. federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(x) No labor problem or dispute with the employees of the Guarantor or any of its subsidiaries exists or is threatened or imminent, and the Issuer and the Guarantor are not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect, and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(y) The Guarantor and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Guarantor or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Guarantor and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Guarantor or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Guarantor nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Guarantor nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except, in each case, as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(z) The Guarantor and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate U.S. federal, state or non-U.S. regulatory authorities necessary to conduct their respective businesses, except where failure to possess such licenses, certificates, permits and other authorization would not reasonably be expected to have a Material Adverse Effect, and neither the Guarantor nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(aa) Except as otherwise disclosed in the OM, the Guarantor and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United Kingdom and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) The Guarantor and its subsidiaries own, possess, license or have other rights to use on reasonable terms, all patents, trade and service marks, trade names, copyrights, domain names (in each case including all registrations and applications to register same), inventions, trade secrets, technology, know-how, and other intellectual property, (collectively, the “Intellectual Property”) necessary for the conduct of the Guarantor’s business as now conducted or as proposed in the Final Memorandum to be conducted. Except as set forth in the Final Memorandum and except as would not have a Material Adverse Effect, (i) the Guarantor owns, or has rights to use under license, all such Intellectual Property free and clear in all material respects of all adverse claims, liens or other encumbrances; (ii) to the knowledge of the Guarantor, there is no material infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Guarantor’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the Guarantor’s or its subsidiaries’ rights in or to any such Intellectual Property, and the Guarantor is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the Guarantor’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property, and the Guarantor is unaware of any facts that would form a reasonable basis for any such claim; (v) there is no pending or, to the Guarantor’s knowledge, threatened action, suit, proceeding or claim by any third party that the Guarantor or any subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party, and the Guarantor is unaware of any other fact which would form a reasonable basis for any such claim; and (vi) to the knowledge of the Guarantor, there is no valid and subsisting patent or published patent application that would preclude the Guarantor, in any material respect, from practicing any such Intellectual Property.

(cc) The Guarantor and its subsidiaries are (i) in compliance with any and all applicable non-U.S., U.S. federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto). Except as set forth in the Final Memorandum, neither the Guarantor nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(dd) The Issuer and the Guarantor have not taken any action or omitted to take any action (such as issuing any press release relating to any Securities without an appropriate legend) which may result in the loss by any of the Initial Purchaser of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the “FSMA”). Each of the Issuer and the Guarantor has been informed of the guidance relating to stabilization provided by the Financial Services Authority, in particular in Section MAR 2 Annex 2G of the Financial Services Handbook.

(ee) The operations of the Guarantor and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer or the Guarantor, threatened.

(ff) There is and has been no failure on the part of the Issuer, the Guarantor and any of the Issuer’s or the Guarantor’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), to the extent they may be applicable as of the date hereof, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(gg) The Notes, the Indenture and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Final Memorandum.

(hh) None of the Guarantor, any of its subsidiaries or, to the knowledge of the Issuer or the Guarantor, any director, officer, agent, employee or Affiliate of the Guarantor or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Issuer will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ii) Neither the Guarantor nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Final Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Final Memorandum; and, since the respective dates as of which information is given in the Final Memorandum, there has not been any change in the capital stock or long-term debt of the Guarantor or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Guarantor and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Final Memorandum.

Any certificate signed by any officer of the Issuer or the Guarantor and delivered to the Representative or counsel for the Initial Purchaser in connection with the offering of the

Securities shall be deemed a representation and warranty by the Issuer or the Guarantor, as the case may be, as to matters covered thereby, to the Initial Purchaser.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to the Initial Purchaser, and the Initial Purchaser agree to purchase from the Issuer, $200.0 million principal amount of Dollar Notes at a purchase price of 95.764% of the principal amount thereof and £105.0 million principal amount of Pound Notes at a purchase price of 95.825% of the principal amount thereof. The Initial Purchaser may make offers and sales outside the United States through its affiliate, Goldman Sachs International.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., London time, on December 23, 2004, or at such time on such later date not more than three Business Days after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Issuer (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchaser against payment by the several Initial Purchaser through the Representative of the purchase price thereof to or upon the order of the Issuer by wire transfer payable in same-day funds to the account specified by the Issuer. Delivery of the Dollar Notes shall be made through the facilities of The Depository Trust Company and delivery of the Pound Notes shall be made through the facilities of the Euroclear System and Clearstream Banking S.A., in each case unless the Representative shall otherwise instruct.

4. Offering by Initial Purchaser. (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) The Initial Purchaser represents and warrants to and agrees with the Issuer that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering except:

(A) to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B) in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v) it has not entered and will not enter into any contractual arrangement with any distributor (within the meaning of Regulation S) with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Issuer;

(vi) it and its Affiliates have complied and will comply with the offering restrictions requirement of Regulation S;

(vii) at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Additional restrictions on the offer and sale of the Securities are described in the offering memorandum for the Securities. Terms used in this paragraph have the meanings given to them by Regulation S.”

(viii) it has not offered or sold and, prior to the date six months after the date of issuance of the Securities, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ix) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

(x) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Securities, in circumstances in which section 21(1) of the FSMA does not apply to the Issuer;

(xi) Each Initial Purchaser acknowledges that additional restrictions on the offer and sale of the Securities are described in the Final Memorandum; and

(xii) it is an “accredited investor” (as defined in Rule 501 (a) of Regulation D).

5. Agreements. The Issuer agrees with the Initial Purchaser that:

(a) The Issuer will furnish to the Initial Purchaser and to counsel for the Initial Purchaser, without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b) Prior to the completion of the sale of the Securities by the Initial Purchaser, the Issuer will not amend or supplement the Final Memorandum without the prior written consent of the Representative, which consent shall not be unreasonably delayed.

(c) If at any time prior to the completion of the sale of the Securities by the Initial Purchaser (as determined by the Representative), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Issuer will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of paragraph (b) of this Section 5, prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Final Memorandum to the Initial Purchaser and counsel for the Initial Purchaser without charge in such quantities as they may reasonably request.

(d) The Issuer will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchaser under the laws of such jurisdictions as the Representative may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Issuer be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Issuer will promptly advise the Representative of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(e) The Issuer will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them.

(f) None of the Issuer, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(g) None of the Issuer, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(h) So long as the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Issuer will, during any period in which it is not subject to and in compliance with Section 13 and 15(d) of the Exchange Act or not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of such restricted securities, and to each prospective purchaser (as designated by such holder) of such restricted securities, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of such holders and prospective purchasers from time to time of such restricted securities.

(i) None of the Issuer, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

(j) The Issuer will cooperate with the Representative and use its best efforts to permit (i) the Dollar Notes to be eligible for clearance and settlement through The Depository Trust Company and (ii) the Pound Notes to be eligible for clearance and settlement through the Euroclear System and Clearstream Banking S.A.

(k) The Issuer will not for a period of 90 days following the Execution Time, without the prior written consent of the Representative, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Issuer or any Affiliate of the Issuer or any person in privity with the Issuer or any Affiliate of the Issuer), directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Issuer (other than the Securities and as required by the Registration Rights Agreement).

(l) The Issuer will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(m) The Issuer agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the Registration Rights Agreement, the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the Preliminary Memorandum and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Memorandum and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(d) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchaser relating to such registration and qualification); (viii) admitting the Securities for trading in the PORTAL Market; (ix) the transportation and other expenses incurred by or on behalf of Issuer representatives in connection with presentations to prospective purchasers of the Securities; (x) the fees and expenses of the Issuer’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuer; and (xi) all other costs and expenses incident to the performance by the Issuer of its obligations hereunder. It is understood, however, that except as provided in this Section 5 and Sections 7 and 8 of this Agreement, the Initial Purchaser will pay all of their own costs and expenses, including the cost and expenses of their counsel.

(n) The Issuer will, for a period of twelve months following the Execution Time, furnish to the Representative all reports or other communications (financial or other) generally made available to holders of the Securities, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Issuer is listed and generally made available to the public.

(o) The Issuer will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes Oxley Act, and use its best efforts to cause the Issuer’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes Oxley Act.

(p) The Issuer will not take any action or omit to take any action (such as issuing any press release relating to any Securities without an appropriate legend) which may result in the loss by any of the Initial Purchases of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the FSMA.

(q) The Guarantor will use its best efforts to, within six months of the Execution Time, elect two additional members of the board of directors, each of whom shall be independent as defined under the Exchange Act. These two independent directors shall comprise the majority of the Guarantor’s audit committee.

(r) The Issuer and the Guarantor will promptly retain the consulting services of Deloitte & Touche LLP or another international audit or consulting firm for a minimum period of six months from the Execution Time to assist in meeting its reporting requirements with respect to the Notes.

6. Conditions to the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Issuer and the Guarantor contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Issuer and the Guarantor made in any certificates pursuant to the provisions hereof, to the performance by each of the Issuer and the Guarantor of its respective obligations hereunder and to the following additional conditions:

(a) The Issuer shall have requested and caused (i) Weil, Gotshal & Manges, counsel for the Issuer, to furnish to the Representative its opinions, dated the Closing Date and addressed to the Representative in the form set forth in Exhibits A and B hereto and (ii) Bernard Keough, Regional General Counsel for the Company, to furnish to the Representative his opinion, dated the Closing Date and addressed to the Representative in the form set forth in Exhibit C hereto.

(b) The Representative shall have received from Cahill Gordon & Reindel LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date and addressed to the Representative, with respect to the issuance and sale of the Securities, the Indenture, the Registration Rights Agreement, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representative may reasonably require, and the Issuer shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c) The Issuer shall have furnished to the Representative a certificate of the Issuer, signed by (x) Phil Metcalf and (y) Claire Wright, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

(i) the representations and warranties of the Issuer in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Issuer has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements included in the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Issuer and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(d) The Guarantor shall have furnished to the Representative a certificate of the Guarantor, signed by (x) Phil Metcalf and (y) Claire Wright, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

(i) the representations and warranties of the Guarantor in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the

Closing Date, and the Guarantor has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements included in the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Guarantor and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

All references in these Sections 6(c) and 6(d) to the Final Memorandum include any amendment or supplement thereto at the date of the applicable letter.

(e) At the Execution Time and at the Closing Date, the Issuer shall have requested and caused each of Deloitte & Touche LLP and Ernst & Young LLP to furnish to the Representative comfort letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative.

(f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (d) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Issuer and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

(g) The Securities shall have been designated as PORTAL-eligible securities in accordance with the rules and regulations of the NASD, the Dollar Notes shall be eligible for clearance and settlement through The Depository Trust Company and the Pound Notes shall be eligible for clearance and settlement through the Euroclear System and Clearstream Banking S.A.

(h) Prior to the Closing Date, the Issuer shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

(i) On the Closing Date/concurrently with the Closing, the Issuer shall have furnished to the Representative evidence satisfactory to the Representative of the cancellation of the Existing STT Notes and the termination of the STT Bridge Facility.

(j) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the debt securities of either the Issuer, the Guarantor or Global Crossing Limited by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the debt securities of the Issuer, the Guarantor or Global Crossing Limited.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchaser, at Augustine House, 6 A Austin Friars, London EC2N 2HA, on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Issuer to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Initial Purchaser, the Issuer or Guarantor will reimburse the Initial Purchaser severally through Goldman, Sachs & Co. on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) Each of the Issuer and the Guarantor agree to indemnify and hold harmless the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser and each person who controls the Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or other wise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Issuer nor the Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Memorandum or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of the Initial Purchaser through the Representative specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Issuer or the Guarantor may otherwise have.

(b) The Initial Purchaser agrees to indemnify and hold harmless the Issuer and the Guarantor, each of their respective directors, officers, and each person who controls the Issuer or the Guarantor within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Issuer and the Guarantor to the Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Issuer or the Guarantor by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have. The Issuer acknowledges that (i) the statements set forth in the last paragraph of the cover page and (ii), under the heading “Plan of Distribution,” the third and fourth paragraphs from the end in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchaser for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuer, the Guarantor and the Initial Purchaser severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Issuer, the Guarantor and one or more of the Initial Purchaser may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantor on the one hand and by the Initial Purchaser on the other from the offering of the Securities; provided, however, that in no case shall the Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer, the Guarantor and the Initial Purchaser severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and the Guarantor on the one hand and the Initial Purchaser on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Issuer and the Guarantor shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchaser shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuer on the one hand or the Initial Purchaser on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuer, the Guarantor and the Initial Purchaser agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Issuer within the meaning of either the Act or the Exchange Act and each officer and director of the Issuer and the Guarantor shall have the same rights to contribution as the Issuer and the Guarantor, subject in each case to the applicable terms and conditions of this paragraph (d).

9. [Reserved]

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Issuer prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities on the New York Stock Exchange or the London Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either of such exchanges; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Issuer or its officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or the Issuer or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Registration Department, +3530 1-618-8787; or, if sent to the Issuer, will be mailed, delivered or telefaxed to it at Centennium House, 100 Lower Thames Street, London EC3R 6DL, United Kingdom, Attention: Bernard Keogh.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(h) hereof, no other person will have any right or obligation hereunder.

14. Jurisdiction. Each of the Issuer and the Guarantor agrees that any suit, action or proceeding against it brought by the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantor hereby appoints The Bank of New York, One Canada Square, London E14 5A1 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by the Initial Purchaser,

the directors, officers, employees, Affiliates and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantor agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer or the Guarantor, respectively. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Initial Purchaser, the directors, officers, employees, Affiliates and agents of the Initial Purchaser, or by any person who controls the Initial Purchaser, in any court of competent jurisdiction in the United Kingdom. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

15. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16. Currency. Each reference in this Agreement to U.S. dollars or British pounds (the “relevant currencies”), including by use of the symbols “$” or “£”, is of the essence. To the fullest extent permitted by law, the obligation of the Issuer in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Issuer will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Issuer not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

17. Waiver of Immunity. To the extent that the Issuer has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

18. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of the Issuer) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

19. Counterparts. This Agreement may be signed in one or more counterparts (including by facsimile or electronic transmission), each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D; provided, however, that Singapore Technologies Telemedia Pte Ltd and its direct and indirect subsidiaries (other than Global Crossing Limited and its direct and indirect subsidiaries) shall not be considered Affiliates of the Issuer or the Guarantor for purposes of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or London.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean The Bank of New York.

“Commission” shall mean the Securities and Exchange Commission.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Existing STT Notes” shall mean the $200.0 million aggregate principal amount of 11.0% senior secured notes due 2006, issued by Global Crossing North American Holdings, Inc.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, to be dated the Execution Time, among the Trustee and the hedge party named therein.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“PORTAL” shall mean the Private Offerings, Resales and Trading through Automated Linkages system of the NASD.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Security Agreements” shall mean, collectively:

(1) the debenture, to be dated the Execution Time, among the Issuer, the Guarantor and the Trustee;

(2) the Intercreditor Agreement; and

(3) all other securing agreements, mortgage, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Trustee and any holder of the Notes in any or all of the Collateral.

“STT Bridge Facility” shall mean the $100.0 million bridge facility, dated May 18, 2004, among the Guarantor, Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., STT Crossing Ltd, STT Communications Ltd. and STT Hungary Liquidity Management Limited Liability Company.

“Trust Indenture Act” shall mean the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of out agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuer and the several Initial Purchasers.

Very truly yours,

GLOBAL CROSSING (UK) FINANCE PLC

By:	/s/ Philip Casson Metcalf

Name:	Philip Casson Metcalf
Title:	Director

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

By:	/s/ Philip Casson Metcalf

Name:	Philip Casson Metcalf
Title:	Director

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Goldman, Sachs & Co.

By:	/s/
Name:
Title:

Goldman Sachs International

By:	/s/ Tim Grayson
	Name:	Tim Grayson
	Title:	Attorney-in-fact